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                                                                      EXHIBIT 10

                              830 Third Avenue     One North Clematis--Suite 510
                              New York, NY 10022   West Palm Beach, FL 33401
COMVEST INVESTMENT PARTNERS   212-829-5800         561-515-3614
                              www.comvest.com
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July 18, 2006

STRICTLY PRIVATE AND CONFIDENTIAL

Board of Directors
Stonepath Group Inc.
c/o Mr. Dennis Pelino
World Trade Center
2200 Alaskan Way, Suite 200
Seattle, WA 98121

To the Board of Directors of Stonepath Group, Inc.

Comvest Investment Partners, II, LLC ("ComVest") and JTM Acquisition Corp. ("COMVEST-JTM") are pleased to submit this letter of intent to Stonepath Group, Inc. (the "Company") pursuant to which COMVEST-JTM proposes to acquire a 100% stock interest in Stonepath Logistics International Services, Inc. ("SLIS"), a Washington state corporation and a wholly owned subsidiary of Stonepath Group, Inc. ("Stonepath" or the "Company") and Stonepath Logistics (Germany) GmbH, a wholly owned subsidiary of Stonepath Holdings (Hong Kong) Limited ("STG-Germany," together with SLIS, the "Business"). No inter-company debt or liabilities of Stonepath (other than those specifically relating to the operation of the Business in the ordinary course) will be assumed.

This letter reflects our agreement on certain matters for COMVEST-JTM's due diligence, the parties' negotiations, and other efforts toward a competing the transaction.

Subject to the terms and conditions contained herein and also to the mutual agreement and execution of a final, legally binding stock purchase agreement ("Agreement") by August 7, 2006, the Company and COMVEST-JTM agree to be bound by the following terms:

     PURCHASE PRICE:

          Assuming that the Business will be sold without a cash balance or any borrowed funds, then our bid price for all of the businesses and assets of the Business is eighteen million US dollars ($18,000,000) (the "Bid Price"). This represents a 5.15x multiple of the fiscal year 2006 EBITDA of $3.45 million, which includes the earnings from STG-Germany.

          The proposal includes the provision of a price adjustment to the Bid Price, both upward and downward on a dollar for dollar basis, to the extent that net working capital on the last day of the calendar month preceeding the closing date is greater or less than the working capital on May 31, 2006.

          The entirety of the purchase price would be payable in cash, at closing, by the acquiring entity or entities, except that it shall be offset by the following amounts after closing: (1) $4,106,370, representing the present and future liabilities due from Stonepath to the former shareholders of Global Transportation Services, Inc. for all earn-out obligations from calendar year 2005 through 2007, (2) $196,547, representing the present liability of Stonepath due to the former shareholders

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          of Quantum Logistics for the calendar year 2005, (3) $203,538, representing an estimate of the liability of Stonepath due to the former shareholders of Quantum Logistics from January 1, 2006 through August 31, 2006 (actual amounts to be calculated at December 31, 2006 on a pro-rated basis and any excess refunded to Stonepath), and (4) $765,826 representing the potential contingent liability to the former shareholders of Quantum Logistics for calendar years 2007, 2008 and 2009.

          The Parties agree to treat the stock sale for tax purposes as an asset sale and elect the provisions of Section 338(h) under the Internal Revenue Code.

     ACCESS TO INFORMATION:

          The Company agrees to provide COMVEST-JTM and its representatives with full and complete access to SLIS's books, records, premises, and other assets so that COMVEST-JTM and its related parties, banks or investors may complete their due diligence investigation of the Business.

     FINANCING:

          COMVEST-JTM have the funds to complete this transaction, subject to finalizing the accounting and legal due diligence.

     EXCLUSIVITY:

          If the terms of this letter are accepted, then Stonepath agrees to negotiate with COMVEST-JTM on an exclusive basis to work toward a closing of the transaction within a 45-day period, beginning on the date that this letter is countersigned by Stonepath (the "Exclusivity Period"). During the Exclusivity Period, neither Stonepath nor any of its subsidiaries or affiliates will, and none of them will permit its officers, directors or representatives to solicit, encourage, entertain, or enter into any discussions or negotiations with respect to any proposal to acquire SLIS.

     EXPENSES:

          Each party agrees to pay its own fees and expenses incurred in connection with the transaction, regardless of whether the transaction is consummated or whether definitive agreements are executed, except that if Stonepath unilaterally elects not to proceed with the proposed transaction for any reason it shall reimburse COMVEST-JTM for its actual out of pocket expenses incurred, including reasonable legal fees.

     ADDITIONAL CONDITIONS:

          The consummation of any potential transaction will be further subject to the following conditions:

               (a) the negotiation and execution of a mutually satisfactory definitive agreement within two (2) weeks following the mutual execution of this letter, containing representations, warranties, covenants and conditions customary in transactions of this kind;

               (b) the receipt of all necessary approvals, consents, waivers and clearances from governmental authorities, customers and third parties, including Laurus Master Fund, Ltd.;

               (c) the satisfactory completion by COMVEST-JTM and its accountants, attorneys and other representatives of a due diligence review;

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               (d) the proper authorization of the transaction by Stonepath and
          COMVEST-JTM, including board of directors' approval and either shareholders' approval or receipt of a legal opinion acceptable to COMVEST-JTM should Stonepath determine shareholder approval is not necessary;

               (e) STG will assume any legal liabilities that might arise from the CSI acquisition which SLIS and the Company acquired in 2003;

               (f) the observation of specific corporate governance procedures designed to avoid any conflict of interest between the Company and Jason Totah;

               (g) the receipt by the Board of Directors of a fairness opinion from a valuation expert, acceptable to the Board of Directors and the Company, with regard to the purchase price established by and agreed to by the parties;

               (h) written agreement from the selling shareholders of Quantum Logistics and Global Transportation Services, Inc. that any earn-out obligations that arise after the closing date of this transaction shall be sought from COMVEST--JTM and that the Company shall have no further liability with regard to such obligations after the closing date;

               (i) a transition services agreement; and

               (j) a non-exclusive agency agreement.

     CONFIDENTIALITY:

          The parties agree that they will maintain in confidence all confidential material disclosed to one another during the course of negotiations. Stonepath and COMVEST-JTM shall use the confidential material solely for the purposes of negotiating an Agreement and neither shall use the other party's confidential information in any other way. Such confidential information will be disseminated only to those officers, employees and agents of Stonepath and COMVEST-JTM whose duties justify a "need to know" and then only for the purposes of the evaluation of the assets, liabilities, and business of one another in furtherance of the transactions contemplated in this letter. No party will make public disclosure of this letter or any potential acquisition without the prior written consent of the other party; provided, that COMVEST-JTM agrees that the Company may issue a press release and other disclosure required by the SEC upon the execution of this letter of intent or otherwise if the Company is advised by its counsel that such disclosure is required to comply with the securities laws or the rules and regulations of the applicable securities exchange. Any news release or other public statement pertaining to the transactions contemplated in this letter shall be reviewed and approved by both Stonepath and COMVEST- JTM prior to its release.

     EXPRESSION OF INTEREST:

          It is understood that this letter constitutes a statement of certain matters with respect to a potential transaction, does not constitute an obligation binding on either side, does not contain all matters upon which agreement must be reached in order for any potential transaction to be consummated, and creates no rights in favor of either party, except that (a) the Exclusivity section of this letter shall be legally binding upon the parties until expiration of the period of time specified therein, and (b) the Confidentiality and Expenses sections of this letter shall be binding indefinitely.

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This letter will remain outstanding until 5:00 p.m. PDT July 19, 2006, at which time it will expire unless otherwise mutually agreed in writing. If the procedural matters contained herein are acceptable to you, please acknowledge your agreement by signing and returning to us a duplicate copy of this letter.

In conjunction with the terms of this letter, the former shareholders of Global Transportation Services will agree to extend the due date of the earn-out payment for the period of the exclusivity agreed upon herein in order to conclude the transaction. However, after 45 days after the execution of this agreement, no further cure period will be provided to Stonepath. COMVEST-JTM shall use commercially reasonably efforts to obtain a similar extension from the former shareholders of Quantum Logistics.

We understand that this letter has been approved by the Board of Directors of Stonepath at a meeting in which Mr. Totah did not participate.

We will do everything possible to bring the transaction to a prompt completion and look forward to working with you to achieve this objective.

Yours sincerely,

JTM ACQUISITION CORP.                   COMVEST INVESTMENT PARTNERS II, LLC
                                        BY: COMVEST II PARTNERS LLC

BY: /s/ JASON TOTAH                     BY: /s/ INDER TALLUR
    --------------------------              -----------------------------------
    JASON TOTAH                             INDER TALLUR
    ITS PRESIDENT                           PARTNER

    /s/ 7/18/06                                  /s/ 7/18/06

Accepted and Agreed:

STONEPATH GROUP INC.


BY: /s/ DENNIS PELINO                            /s/ 7/19/06
    --------------------------                   ------------------------------

TITLE: CHAIRMAN                                     (DATED)